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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 17, 2001


                                 AMERALIA, INC.
                                 ---------------
             (Exact name of Registrant as specified in its charter)

                         Commission file number: 0-15474


          Utah                                               87-0403973
------------------------------                            ---------------
(State or other jurisdiction                       (IRS Employer Identification
incorporation or organization)                                Number)


                     818 Taughenbaugh Blvd., Rifle, CO 81650
                    ----------------------------------------
              (Address of principal executive offices and Zip Code)

                                 (970) 625-9134
                       ----------------------------------
               Registrant's telephone number, including area code:


                                 not applicable
                  --------------------------------------------
                  former name or former address, if applicable


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ITEM 5. OTHER EVENTS.

         AmerAlia, Inc. (Nasdaq: AALA) entered into a third amended and restated guaranty agreement with a principal shareholder, the Jacqueline Badger Mars Trust, by which the Trust is increasing its guaranty of a loan AmerAlia has from the Bank of America, N.A. Currently the loan is for approximately $9,000,000; the Trust has agreed to guaranty an increase in that loan to $10,000,000 which will make net proceeds of approximately $1,000,000 available to AmerAlia.

         On December 17, 2001, the Bank increased the loan amount and made the funds available to AmerAlia. The loan, represented by a promissory note dated December 1, 2001, from the Bank, now has a repayment date of March 31, 2002 and bears interest at the Bank's prime lending rate.

         The funds will be used for accounts and interest payable, and to provide for ongoing corporate expenses. Amounts previously borrowed under the line of credit with the Bank were used to advance engineering, completion of water, underground injection and other project permitting activities, and the payment of interest and other corporate costs. The new guaranty agreement is a continuation of the agreement initially entered into with the Trust in September 1999 and amended in September 2000 and December 2000. The Trust facilitated the loan by guaranteeing its repayment in a manner satisfactory to the Bank.

         To compensate the Trust, AmerAlia agreed to pay an amount equal to $1,780,000 in shares of AmerAlia's restricted common stock valued according to a formula based on market prices of AmerAlia's common stock following an announcement of financing, another arrangement for the development of the Rock School Project, or other corporate actions (with a ceiling price of $2.50 per share). When adjusted for the extended period of the guaranty (and without taking the ceiling price into account), this fee amounts to approximately 13% per annum compensation to the Trust for ensuring that AmerAlia has adequate funds to continue its corporate operations. The fee is not payable until after AmerAlia announces its permanent financing or a strategic alliance for the development of the Rock School Project.

         AmerAlia will make a report to the Trust regarding its progress in achieving a suitable arrangement by January 31, 2002 and from time-to-time thereafter. If AmerAlia has not achieved an arrangement for the development of the Rock School lease, the acquisition of other producing assets, or other plan by February 28, 2002, that is acceptable to the Trust, the Trust may, in its sole discretion, terminate the guaranty agreement. Such action would likely result in the Bank demanding payment of the entire indebtedness in full. In such case, the Trust has the right to repay the Bank, take assignment of the Bank's position, and take such further action to recover the indebtedness as the Trust may deem appropriate.

         As described in AmerAlia's annual report on Form 10-K, AmerAlia formed Natural Soda, Inc., a subsidiary wholly-owned by AmerAlia. As the operating company, Natural Soda obtained a renewal of AmerAlia's Rock School lease in June 2001. AmerAlia also assigned its Rifle, Colorado based assets to its wholly-owned subsidiary, Natural Soda. To comply with a request from the Trust (which was one of the Trust's condition precedent to entering into the December 1, 2000, amendment to the guaranty agreement), AmerAlia granted the Trust a security interest in its Colorado-based assets, including its stock ownership in its wholly-owned subsidiary. The security




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interest does not give any current ownership interest in those assets to the
Trust, but gives the Trust the right to foreclose on the assets only if AmerAlia defaults on its indebtedness to the Bank. The security interest is common in commercial finance transactions to assure repayment, and would have been required by the Bank but for the Trust's guaranty.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:      1.       Third Amended and Restated Guaranty Agreement
               2.       Rock School Lease, issued June 30, 2001


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                       AMERALIA, INC.

December 18, 2001                                By: /s/ Robert C.J. van  Mourik
                                                    ----------------------------
                                                    Robert C.J. van Mourik,
                                                    Executive Vice President

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                                  EXHIBIT INDEX

Exhibits:      1.       Third Amended and Restated Guaranty Agreement
               2.       Rock School Lease, issued June 30, 2001